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                   [LETTERHEAD OF SEACOR HOLDINGS, INC.]

                                        December 19, 1996



     SMIT Internationale N.V.
     1 Zalmstraat
     3016 DS Rotterdam
     The Netherlands
     Attn: Antoon W. Kienhuis

               Re:  Malaysian Vessels
                    -----------------
     Dear Sirs:

               This letter describes our mutual understanding concerning the "Malaysian Purchase," as such term is defined in the Asset Purchase Agreement of even date herewith between us and certain of our respective subsidiaries (the "Purchase Agreement").

               As you know, it was contemplated by the parties when we signed the letter of intent on October 14, 1996 that SEACOR Holdings, Inc. ("SEACOR") would acquire, as a part of the overall transaction, your interests in the joint venture Smit-Lloyd (Malaysia) Sdn. Bhd. ("Smit-Lloyd Malaysia") and that the vessels acquired through that interest would be free and clear of debt.

               Since then, it became apparent that the time frame for closing was too short to work out all the details necessary to transfer that interest, or perhaps, eventually the vessels Smit-Lloyd 27 ("SL 27"), Smit-Lloyd 28 ("SL 28"), Smit-Lloyd 72 ("SL 72"), and
     Smit-Lloyd 74 ("SL 74" and collectively, the "Malaysian Vessels"). Therefore, we agreed to postpone that aspect of the transaction and this letter serves to confirm our understanding that we continue to intend to purchase and you intend to sell those operations to us in connection with the overall transaction consummated today. In addition, we understand that you will not offer to sell your interest in either Smit-Lloyd Malaysia or the Malaysian Vessels or entertain offers from others until the transaction is consummated.

               It is our intention that (i) SEACOR will cause an entity in which SEACOR or one or more of its subsidiaries owns an equity interest to purchase the Malaysian vessels that are owned by Smit-Lloyd Malaysia on the date of this letter and (ii) SMIT Internationale N.V. cause Smit-Lloyd Malaysia to sell the Malaysian Vessels to such entity. You agree during this period to continue to operate in Smit-Lloyd Malaysia and to cause Smit-Lloyd Malaysia to continue to provide all services, including enabling non-Malaysian flag vessels to












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     operate under licenses held by said company, for vessels now owned by
     Seacor to the same extent and consistent with past practices, as was provided to similarly situated vessels owned or operated by Smit or any of its affiliates or joint ventures. No additional charges will be made for these activities, except for any commissions (not in excess of 1.25%) payable to Smit-Lloyd Malaysia or to another party to be nominated in writing by Smit-Lloyd Malaysia to SEACOR.

               The total consideration payable for all of the Malaysian Vessels as agreed in our meetings remains USD $12,909,494 in cash, consisting of the following amounts for the whole of each vessel: SL 27 and SL 28 ($2,835,263 each) and SL 72 and SL 74 ($3,619,484 each).
     The parties intend that the closing of the proposed transaction occur as soon as practicable and in any event on or before April 30, 1997. It is further intended that the written definitive agreement for the Malaysian Purchase will contain representations, warranties, indemnities and other provisions of the nature, similar to those under the Asset Purchase Agreement.

               Each party agrees to cooperated with the other in pursuing this aspect of the transaction, including, but not limited to, keeping the other advised as to progress in negotiations which may occur to restructure Smit-Lloyd Malaysia or to form a new joint venture.

               Please sign a copy of this letter in the space provided below to confirm the mutual intentions set forth herein and return a signed copy to the undersigned.


                                   Very truly yours,

                                   SEACOR HOLDINGS, INC.


                                   By: /s/John Gellert
                                       ---------------------------
                                        Name:  John Gellert
                                        Title: Authorized Signatory

     Acknowledged and Agreed:

     SMIT INTERNATIONALE N.V.


     By: /s/Cees W.D. Bom
         -----------------------------
         Name:  Cees W.D. Bom
         Title: General Counsel




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